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Exhibit 99.1
FOR IMMEDIATE RELEASE                      CONTACT: KEVIN T. KENNELLY
                                           President & CEO
                                           Park Meridian Financial Corporation
                                           (704) 366-7275


                  PARK MERIDIAN FINANCIAL CORPORATION ANNOUNCES
                            STOCK REPURCHASE PROGRAM

CHARLOTTE, NC - MARCH 16, 2001 - Park Meridian Financial Corporation (OTCBB -
PMFN), parent of Park Meridian Bank, announced today that its Board of Directors has approved a stock repurchase program for up to 10% of its outstanding shares of common stock (276,658 shares).

The board authorized the repurchase of shares of common stock in the open market or privately negotiated transactions on a time-to-time and ongoing basis, depending upon market conditions and subject to compliance with all applicable securities laws and regulations.

"The repurchase plan will help Park Meridian achieve its goals of building shareholder value while maintaining an appropriate capital level," said Park Meridian President and Chief Executive Kevin T. Kennelly.

Park Meridian Financial Corporation is a bank holding company based in Charlotte, N.C. Its principal activity is the ownership of Park Meridian Bank, a private bank with two offices in Charlotte and a third scheduled to open in May 2001 in the Lake Norman area. The bank conducts activities in the areas of commercial banking, equipment leasing, wealth management and mortgage banking.

Park Meridian's common stock is traded over-the-counter on the NASD electronic bulletin board under the symbol PMFN. The repurchase will be handled by Larry Biggers of Morgan Stanley Dean Witter (704-442-3409).

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